                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO

           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                      AND

                     AMENDMENT NO. 1 TO SCHEDULE 13D UNDER
                      THE SECURITIES EXCHANGE ACT OF 1934

                        WORKGROUP TECHNOLOGY CORPORATION
                        --------------------------------

                       (Name of Subject Company (Issuer))

                                  SOFTECH, INC.
                             GREENLEAF CAPITAL, INC.
                               WILLIAM D. JOHNSTON
                        --------------------------------
                       (Name of Filing Persons (Offerors))


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                   980903 20 7
                                  -------------
                                 (CUSIP Number)

                               JOSEPH P. MULLANEY
                      PRESIDENT AND CHIEF OPERATING OFFICER
                                  SOFTECH, INC.
                                2 HIGHWOOD DRIVE
                               TEWKSBURY, MA 08176
                                  (781)890-8373
                ------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


--------------------------------------------------------------------------------

                           CALCULATION OF FILING FEE

Transaction Valuation: Not Applicable      Amount of Filing Fee: Not Applicable

--------------------------------------------------------------------------------

[_] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount previously paid:    Not applicable     Filing Party: Not applicable
     Form or registration No. : Not applicable     Date Filed:   Not applicable

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

            [X]   third-party tender offer subjet to Rule 14d-1.
            [ ]   issuer tender offer subject to Rule 13e-4.
            [ ]   going-private transaction subject to Rule 13e-3.
            [X]   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

CUSIP NO.  980903-20-7                  13D                    Page 2 of 7 Pages
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOFTECH, INC.
       04-2453033

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [x]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*                                                    WC

--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
                       7   SOLE VOTING POWER

                              86,500
  NUMBER OF
   SHARES              ---------------------------------------------------------
BENEFICIALLY          8    SHARED VOTING POWER
  OWNED BY
   EACH                       0
 REPORTING
  PERSON              ----------------------------------------------------------
  WITH                9    SOLE DISPOSITIVE POWER

                              86,500
                      ----------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       SOFTECH, INC.                  186,500

--------------------------------------------------------------------------------

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.1%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*                                           CO

CUSIP NO.  980903-20-7                  13D                    Page 3 of 7 Pages
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       GREENLEAF CAPITAL, INC.
       38-3309224

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [x]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*                                                    WC

--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Michigan
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER

  NUMBER OF                   100,000
   SHARES              ---------------------------------------------------------
BENEFICIALLY          8    SHARED VOTING POWER
  OWNED BY
   EACH                       0
 REPORTING
  PERSON              ----------------------------------------------------------
  WITH                9    SOLE DISPOSITIVE POWER

                              100,000
                      ----------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       GREENLEAF CAPITAL           186,500

--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.1%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*                                           CO

CUSIP NO.  980903-20-7                  13D                    Page 4 of 7 Pages
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       William D. Johnston

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [x]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*                                                    AF

--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER

  NUMBER OF                   100,000
   SHARES              ---------------------------------------------------------
BENEFICIALLY          8    SHARED VOTING POWER
  OWNED BY
   EACH                       0
 REPORTING
  PERSON              ----------------------------------------------------------
  WITH                9    SOLE DISPOSITIVE POWER

                              100,000
                      ----------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       WILLIAM D. JOHNSTON        186,500

--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.1%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*                                           IN

                                                               Page 5 of 7 Pages

      SofTech, Inc., Greenleaf Capital, Inc. and William D. Johnston (collectively, the "Reporting Persons") hereby amend their statement on Schedule 13D relating to the common stock per value $.01 per share , of Workgroup Technology Corporation, a Delaware Corporation (the "Issuer"), in order to include the following Schedule TO information:

Item 1-11.

      N/A

Item 12. Exhibits

Exhibit 99.1        Letter dated April 4, 2002 from SofTech, Inc. to the Issuer.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated:    April 9, 2002

                                          SOFTECH, INC.

                                          /s/ Joseph P. Mullaney
                                          ----------------------------------
                                              Joseph P. Mullaney
                                              President and COO


                                          GREENLEAF CAPITAL, INC.

                                          /s/ William D. Johnston
                                          ----------------------------------
                                              William D. Johnston
                                              President


                                          /s/ William D. Johnston
                                          ----------------------------------
                                              William D. Johnston

                                                               Page 6 of 7 Pages

                                  EXHIBIT INDEX

99.1    Letter dated April 4, 2002 from SofTech, Inc. to the Issuer.